                                                                  Exhibit 99
                                                                  ----------
TEXTILE SERVICES   IMAGE APPAREL   INNOVATION VALUE

                                             Angelica Corporation
                                             424 South Woods Mill Road
                                             Suite 300
Angelica [Logo]                              Chesterfield, Missouri 63017 3406
                                             Tel: 314.854.3800
                                             Fax: 314.854.3890



                                                           November 14, 2002

Dear Fellow Shareholder,

Reporting third quarter earnings of $.41 per share ($.40 fully diluted) for continuing operations compared with $.26 per share last year, an increase of
57.7 percent on a 4.1 percent increase in combined sales and revenues, was most encouraging to the entire Angelica management team. Our largest segment, Textile Services, once again achieved impressive revenue and earnings increases in the quarter. The Life Retail segment also recorded excellent sales and earnings growth in a relatively weak retail environment, with a 5.2 percent same-store sales increase and a 50.5 percent increase in the catalogue and e-commerce distribution channels.

For the first three quarters of the year, combined sales and revenues for continuing operations increased 4.1 percent over last year; and earnings, before an extraordinary item related to the second quarter debt refinancing, of $1.05 per share ($1.04 fully diluted) amounted to an increase of 110.0 percent over $.50 per share in the same period last year. The previously reported extraordinary item was a prepayment penalty paid in connection with the complete refinancing of the Company's debt following the sale of the Manufacturing and Marketing segment last spring. Including the extraordinary item, which was a loss of $.51 per share ($.50 fully diluted), results of continuing operations for the first three quarters this year were income of $.54 per share versus $.50 per share last year.

For discontinued operations, consisting of the Manufacturing and Marketing segment, at the end of the third quarter we again reviewed and revised the estimated total loss on sale and discontinuation of that business. This review suggested that we needed to add $894,000 after tax to the previous estimate of the loss on the sale, or $.10 per share, which is reflected in the third quarter results of discontinued operations. Combining continuing and discontinued operations, total third quarter results were income of $.31 per share ($.30 fully diluted) compared with $.21 per share in the same period last year.

The sales and revenue gains in the third quarter of both continuing business segments were impressive considering the fact that they were achieved despite Textile Services' sale earlier in the year of its Denver plant, and Life Retail's closing of 32 stores since the beginning of the year. We were also pleased with strong earnings performance in both segments, even though the third quarter of the year is normally our strongest quarter -- and this year should be no exception. Earnings also continue to benefit from lower interest costs resulting from the debt refinancing. Interest expense for the third quarter this year was $253,000 compared with $1,792,000 in the third quarter last year. Our balance sheet remains enviable, and cash flow from continuing operations of $20,164,000 in the first three quarters of this year is very strong, both of which support capital investments which will improve future earnings of both segments.

You may be interested in why the earnings percentage increases have been significantly higher than the percentage revenue increases at Textile Services. There are three major reasons:

         1. Customer Profitability Analyses. We now know when to say "yes" and when to say "no" in generating new business. Just as importantly, we now know how to build better "partnering" relationships with our existing customers.

www.angelica-corp.com

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         2.   Increased levels of capital reinvestment in our plants. We have invested heavily in recent years to improve our plant operations and, as a consequence, have increased productivity and reduced the consumption of utilities. We also sold or closed value-destroying plants, eliminating capital requirements for these unproductive plants.

         3. Retention of existing customers. It is far more cost effective to retain value-adding customers than it is to add new customers, and our retention levels have increased as a consequence of improved service quality.

It has taken us a number of years to accomplish it, but our management teams throughout the Textile Services segment are well aware of what it takes to add economic value, routinely and consistently. Adding profitable new business and retaining profitable existing business is a powerful "earnings couplet." Providing these teams with the capital and information systems to better serve customers has resulted in impressive earnings increases.

We are on the threshold of accomplishing the same relationship to sales and earnings increases at Life Retail. We invested $1.6 million earlier this year to improve our financial control systems. We will be investing an additional $1.1 million for a new point-of-sale information hardware and software system. This investment is long overdue! Combined, these investments have the potential of improving Life's earnings rather significantly in future years.

The considerable entry cost for Life Retail to service effectively the catalogue and e-commerce distribution channels is essentially behind us, and those channels are now beginning to contribute to improved operating earnings. Closing 32 unproductive and value-destroying stores over the first three quarters of this year contributed to the impressive earnings increases at Life Retail as well.

Our focus on a single, robust industry (healthcare) has been strategically sound. While we still profitably serve the hospitality (lodging, food and beverage) industry segments at Textile Services, our revenues are approximately 90% healthcare product and service dependent. We believe that the current growth in this industry will be augmented by the aging of our population and the demands for improved quality of life as relates to healthcare services. In addition, the eventual outsourcing by the approximately 35 to 40 percent of hospitals still handling their laundry requirements "on premise" will provide an added market growth opportunity.

We are not without major challenges as we enter the fourth quarter, normally our weakest quarter for revenues and earnings. One of these major challenges is the rapidly increasing cost of medical care for our associates. Absorbing our share of these increases negatively affects operating earnings, and passing along a portion to our associates will have other negative ramifications as well. Workers' compensation cost increases, due in part to higher healthcare costs, is another challenge for our Company. This is especially true in California, which is the leading state for Angelica's revenue and earnings. Further capital investments will need to be made in order to continue to reduce the labor intensity of our Textile Services' plants and thereby help lower workers' compensation and healthcare costs.

At the end of the second quarter we increased our earnings forecast for the year to a range of $1.00 to $1.10 per share. Given the strong third quarter earnings performance of both Textile Services and Life Retail, I am pleased to be able to increase our earnings forecast once again. It now appears that earnings for continuing operations before extraordinary item will be in the range of $1.20 to $1.25 per share.


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In closing, I must comment regarding the state of corporate America. During the past couple of years, there have been some egregious examples of management malfeasance, an absence of rigorous auditing practices, insufficient oversight by regulatory agencies and less than clear reporting by financial analysts. These observations notwithstanding, the generalized "bashing" of "all" public companies is counterproductive to consumer and investor confidence and, in my opinion, is simply not fair. In spite of the well publicized bad examples (e.g., Enron, Arthur Andersen, WorldCom, Adelphia, Qwest Communications and Tyco), there are thousands of companies that continue to be led ethically, legally and effectively in the face of the difficult challenges of today's world events, and dislocations caused by the weak economy. It has been, and it remains, my commitment to you that Angelica will achieve revenue and earnings growth in a manner to earn your trust and justify your investment.

Respectfully submitted,

/s/ Don W. Hubble

Don W. Hubble
Chairman, President and Chief Executive Officer


P.S. You may be interested in reviewing our Corporate Governance Guidelines on our website at www.angelica.com.
                  ----------------




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
CONSOLIDATED STATEMENTS OF INCOME
Angelica Corporation and Subsidiaries
Unaudited (Dollars in thousands, except per share amounts)

                                                  Third Quarter Ended        Three Quarters Ended
                                                ------------------------   ------------------------
                                                October 26,  October 27,   October 26,  October 27,
                                                   2002         2001          2002         2001
                                                -----------  -----------   -----------  -----------
CONTINUING OPERATIONS:
  Textile service revenues                        $68,108      $65,095      $203,284     $194,965
  Net retail sales                                 24,525       23,930        71,132       68,606
                                                  -------      -------      --------     --------
                                                   92,633       89,025       274,416      263,571
                                                  -------      -------      --------     --------
  Cost of textile services                         54,506       53,547       161,605      160,648
  Cost of goods sold                               11,166       11,485        33,369       32,851
                                                  -------      -------      --------     --------
                                                   65,672       65,032       194,974      193,499
                                                  -------      -------      --------     --------
  Gross profit                                     26,961       23,993        79,442       70,072
                                                  -------      -------      --------     --------
  Selling, general and administrative expenses     22,394       19,587        66,206       59,460
  Interest expense                                    253        1,792         2,403        5,839
  Other (income) expense, net                        (765)         150        (2,442)          17
                                                  -------      -------      --------     --------
                                                   21,882       21,529        66,167       65,316
                                                  -------      -------      --------     --------
  Income from continuing operations pretax          5,079        2,464        13,275        4,756
  Provision for income taxes                        1,524          222         4,159          428
                                                  -------      -------      --------     --------
  Income from continuing operations
   before extraordinary item                        3,555        2,242         9,116        4,328
  Extraordinary loss on early extinguishment
   of debt, net of taxes of $2,374 (Note 4)             -            -        (4,409)           -
                                                  -------      -------      --------     --------
  Income from continuing operations                 3,555        2,242         4,707        4,328
                                                  -------      -------      --------     --------

DISCONTINUED OPERATIONS:
  Loss from operations of discontinued
   segment, net of taxes of $792 and $1,904             -         (437)            -         (179)
  Loss on disposal of discontinued segment,
   net of taxes of $481 and $3,393 (Note 5)          (894)           -        (6,302)           -
                                                  -------      -------      --------     --------
  Loss from discontinued operations                  (894)        (437)       (6,302)        (179)
                                                  -------      -------      --------     --------
  Net income (loss)                               $ 2,661      $ 1,805      $ (1,595)    $  4,149
                                                  =======      =======      ========     ========



BASIC EARNINGS (LOSS) PER SHARE:
  Income from continuing operations
   before extraordinary item                      $  0.41      $  0.26      $   1.05     $   0.50
  Extraordinary loss, net of tax                        -            -         (0.51)           -
                                                  -------      -------      --------     --------
  Income from continuing operations                  0.41         0.26          0.54         0.50
  Loss from discontinued operations                 (0.10)       (0.05)        (0.72)       (0.02)
                                                  -------      -------      --------     --------
  Net income (loss)                               $  0.31      $  0.21      $  (0.18)    $   0.48
                                                  =======      =======      ========     ========

DILUTED EARNINGS (LOSS) PER SHARE:
  Income from continuing operations
   before extraordinary item                      $  0.40      $  0.26      $   1.04     $   0.50
  Extraordinary loss, net of tax                        -            -         (0.50)           -
                                                  -------      -------      --------     --------
  Income from continuing operations                  0.40         0.26          0.54         0.50
  Loss from discontinued operations                 (0.10)       (0.05)        (0.72)       (0.02)
                                                  -------      -------      --------     --------
  Net income (loss)                               $  0.30      $  0.21      $  (0.18)    $   0.48
                                                  =======      =======      ========     ========





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NOTES TO CONSOLIDATED STATEMENTS OF INCOME
Angelica Corporation and Subsidiaries
Unaudited (Dollars in thousands)


Note 1. Comprehensive income (loss), consisting of net income (loss), foreign currency translation and changes in the fair value of derivatives used for interest rate risk management, totaled $2,582 and $1,692 for the quarters ended October 26, 2002 and October 27, 2001, respectively; and $(1,674) and $3,982 for the three quarters ended October 26, 2002 and October 27, 2001, respectively.

Note 2. Certain amounts in the prior period have been reclassified to conform to current period presentation.

Note 3. Taxes on income from continuing operations have been provided for at an effective tax rate of 31.3 percent in fiscal 2003 and 9.0 percent in fiscal 2002 based upon the Company's estimated effective tax rate for the year.

Note 4. During the second quarter of this fiscal year, the Company incurred a loss on early extinguishment of debt of $6,783 ($4,409 net of tax). The loss was due to a prepayment penalty of $6,684 paid to lenders in connection with the complete refinancing of the Company's debt following the sale of the Manufacturing and Marketing segment (plus the writeoff of unamortized loan fees of $99). In accordance with Statement of Financial Accounting Standards (SFAS) No. 4, the loss has been treated as an extraordinary item. Under recently issued SFAS No. 145, effective next fiscal year, the loss on early extinguishment of debt will not be treated as an extraordinary item, and accordingly, results will be restated at that time to reflect this change in accounting treatment.

Note 5. The consolidated balance sheets as of October 26, 2002 and January 26, 2002 reflect the segregation of the net assets of the discontinued Manufacturing and Marketing segment and writedown of those assets to their estimated net realizable value, as well as estimates of the costs of disposal and transition. The differences between these estimates as of October 26, 2002 and January 26, 2002 resulted in recording of an after-tax loss on disposal of $894 in the third quarter and $6,302 in the first three quarters. The sale of certain assets of this segment's non-healthcare business to Cintas Corporation closed on April 19, 2002, and the sale of certain assets of the healthcare business to Medline Industries closed on May 17, 2002. The realization of total proceeds from the sale of assets, primarily inventory and accounts receivable, is subject to subsequent sale and collection activities, respectively, of the buyers. These amounts are included in the net assets of the discontinued segment at their estimated net realizable values.





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
CONSOLIDATED BALANCE SHEETS
Angelica Corporation and Subsidiaries
Unaudited (Dollars in thousands)


                                                           October 26,      January 26,
                                                              2002             2002
                                                           -----------      -----------
ASSETS
------
Current Assets:
  Cash and short-term investments                           $  7,855         $ 18,742
  Receivables, less reserves of $1,873 and $1,306             34,653           33,536
  Inventories                                                 13,501           14,435
  Linens in service                                           33,518           32,196
  Prepaid expenses and other current assets                    4,668            2,968
  Deferred income taxes                                       11,506           16,478
  Net current assets of discontinued segment (Note 5)         12,942           61,774
                                                            --------         --------
    Total Current Assets                                     118,643          180,129
                                                            --------         --------

Property and Equipment                                       179,303          174,893
Less -- reserve for depreciation                             102,415           98,208
                                                            --------         --------
                                                              76,888           76,685
                                                            --------         --------

Goodwill                                                       4,256            4,294
Other acquired assets                                          1,938            1,553
Cash surrender value of life insurance                        26,126           25,349
Deferred income taxes                                              -              654
Miscellaneous                                                  1,259              365
                                                            --------         --------
                                                              33,579           32,215
Net noncurrent assets of discontinued segment (Note 5)           815            1,836
                                                            --------         --------
Total Assets                                                $229,925         $290,865
                                                            ========         ========

LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------
Current Liabilities:
  Current maturities of long-term debt                      $    227         $ 71,602
  Accounts payable                                            23,407           20,958
  Accrued expenses                                            32,017           40,609
                                                            --------         --------
    Total Current Liabilities                                 55,651          133,169
                                                            --------         --------

Long-Term Debt, less current maturities                       20,644              812
Other Long-Term Obligations                                   14,918           15,380

Shareholders' Equity:
  Common Stock, $1 par value, authorized 20,000,000
   shares, issued: 9,471,538                                   9,472            9,472
  Capital surplus                                              4,200            4,200
  Retained earnings                                          137,173          142,188
  Accumulated other comprehensive income                         (79)               -
  Common Stock in treasury, at cost: 773,358 and 863,329     (12,054)         (14,356)
                                                            --------         --------
                                                             138,712          141,504
                                                            --------         --------
Total Liabilities and Shareholders' Equity                  $229,925         $290,865
                                                            ========         ========


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
CONSOLIDATED STATEMENTS OF CASH FLOWS
Angelica Corporation and Subsidiaries
Unaudited (Dollars in thousands)

                                                            Three Quarters Ended
                                                         ----------------------------
                                                         October 26,      October 27,
                                                            2002             2001
                                                         -----------      -----------
Cash Flows from Operating Activities:
  Income from continuing operations before
   extraordinary item                                     $  9,116         $  4,328
  Extraordinary loss, net of tax                            (4,409)               -
                                                          --------         --------
  Income from continuing operations                          4,707            4,328
  Non-cash items included in income from
   continuing operations:
    Depreciation                                             9,619            8,281
    Amortization                                               558            1,500
  Change in working capital components,
   net of businesses acquired/disposed of                    5,990              471
  Utilization of restructuring reserves                       (647)               -
  Other, net                                                   (63)          (1,674)
                                                          --------         --------
Net cash provided by operating activities of
  continuing operations                                     20,164           12,906
                                                          --------         --------


Cash Flows from Investing Activities:
  Expenditures for property and equipment, net             (10,173)         (10,085)
  Cost of businesses acquired                               (2,806)            (125)
  Disposals of businesses and property                       1,432              302
                                                          --------         --------
Net cash used in investing activities of continuing
  operations                                               (11,547)          (9,908)
                                                          --------         --------


Cash Flows from Financing Activities:
  Long-term debt repayments on refinancing                 (71,543)         (26,731)
  Net borrowings of long-term revolving debt                20,000           12,000
  Dividends paid                                            (2,075)          (2,062)
  Other, net                                                   878              659
                                                          --------         --------
Net cash used in financing activities of continuing
 operations                                                (52,740)         (16,134)
                                                          --------         --------

Net cash provided by discontinued operations                33,236            2,844
                                                          --------         --------


Net decrease in cash and short-term investments            (10,887)         (10,292)
Balance at beginning of year                                18,742           20,311
                                                          --------         --------
Balance at end of period                                  $  7,855         $ 10,019
                                                          ========         ========

Supplemental cash flow information:
  Income taxes paid                                       $  1,041         $  4,292
  Interest paid                                           $  3,671         $  5,282



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
BUSINESS SEGMENT INFORMATION
Angelica Corporation and Subsidiaries
Unaudited (Dollars in thousands)

                                                                Third Quarter Ended          Three Quarters Ended
                                                             --------------------------   ---------------------------
                                                             October 26,    October 27,    October 26,    October 27,
                                                                2002           2001          2002            2001
                                                             -----------    -----------   -----------     -----------
Combined sales and revenues:
  Textile Services                                            $ 68,108       $ 65,095       $203,284       $194,965
  Retail Sales                                                  24,525         23,930         71,132         68,606
                                                              --------       --------       --------       --------
                                                              $ 92,633       $ 89,025       $274,416       $263,571
                                                              ========       ========       ========       ========

Income from continuing operations pretax:
  Textile Services                                            $  5,770       $  4,785       $ 18,132       $ 14,356
  Retail Sales                                                   1,256            812          2,108             39
  Interest, corporate expenses and other, net                   (1,947)        (3,133)        (6,965)        (9,639)
                                                              --------       --------       --------       --------
                                                              $  5,079       $  2,464       $ 13,275       $  4,756
                                                              ========       ========       ========       ========

Depreciation and amortization:
  Textile Services                                            $  2,249       $  2,408       $  7,870       $  7,190
  Retail Sales                                                     626            668          1,768          1,999
  Corporate                                                        297            179            539            592
                                                              --------       --------       --------       --------
                                                              $  3,172       $  3,255       $ 10,177       $  9,781
                                                              ========       ========       ========       ========


SUMMARY FINANCIAL POSITION DATA
Angelica Corporation and Subsidiaries
Unaudited (Dollars in thousands, except ratios, shares and per share amounts)

                                                        October 26,  January 26,
                                                           2002         2002
                                                        -----------  -----------

Working capital                                         $   62,992   $   46,960
Current ratio                                             2.1 to 1     1.4 to 1
Long-term debt, including current maturities            $   20,871   $   72,414
Shareholders' equity                                    $  138,712   $  141,504
Percent total debt to debt and equity                        13.1%        33.9%
Book value per common share                             $    15.95   $    16.44
Common shares outstanding                                8,698,180    8,608,209


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Forward-Looking Statements:

Any forward-looking statements made in this document reflect the Company's current views with respect to future events and financial performance and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties that may cause actual results to differ materially from those set forth in these statements. These potential risks and uncertainties include, but are not limited to, competitive and general economic conditions, the ability to retain current customers and to add new customers in competitive market environments, competitive pricing in the marketplace, delays in the shipment of orders, availability of labor at appropriate rates, availability and cost of energy and water supplies, the cost of workers' compensation and healthcare benefits, the ability to attract and retain key personnel, consummation of the sale and discontinuation of the Manufacturing and Marketing segment as presently contemplated, unusual or unexpected cash needs for operations or capital transactions, the ability to obtain financing in required amounts and at appropriate rates, and other factors which may be identified in the Company's filings with the Securities and Exchange Commission.

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